Exhibit 10.1

EMPLOYMENT, CONSULTING AND GENERAL RELEASE AGREEMENT

            This Employment, Consulting and General Release Agreement (“Agreement”) is entered into by and between United States Cellular Corporation and its subsidiaries, partnerships, affiliates, business units and related entities (“the Company”) and Jay M. Ellison (“the Executive”).

            WHEREAS, the Company is in the business of providing cellular telephone, personal  communication, and other communication services to its customers;

            WHEREAS, the Executive is an employee of the Company and holds the position of Executive Vice President and Chief Operating Officer;

            WHEREAS, the Executive has acquired extensive knowledge of and experience in the Company’s business during his employment at the Company;

            WHEREAS, the Executive and the Company desire to continue their employment relationship until the end of the day on December 31, 2009, when the Executive will resign from the Company;

            WHEREAS, the Executive and the Company desire the Executive to act as an independent contractor between January 1, 2010 until the end of the day on March 31, 2010, providing certain consulting services to the Company;

            NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, the adequacy and receipt of which the parties expressly acknowledge, the Executive and the Company agree as follows:

Employment Period and Responsibilities.  The Company will continue to employ the Executive as Executive Vice President and Chief Operating Officer until the end of the day on December 31, 2009 (the “Resignation Date”), and Executive hereby resigns from the Company effective as of the end of the day on December 31, 2009.

Performance Standards.  Through the Resignation Date, the Executive agrees to fully and continuously carry out the duties and responsibilities of his position to the best of his abilities.

Base Salary.  The Company will continue to pay the Executive his current annual base salary in accordance with the Company’s regular payroll practices through the Resignation Date.

Employment Benefits.  Except as otherwise provided herein, the Company will maintain all of the Executive’s current Company employment benefits until the Resignation Date when they will cease in accordance with the terms of the respective benefit plans.  Thereafter, at his election and sole cost, the Executive will be permitted to participate in the Telephone and Data Systems Inc. (“TDS”) Retiree Health Plan (“Pre-65 Plan”) until age 65 on the same terms and conditions as other Pre-65 Plan USCC participants.  If the Executive elects to participate in the Pre-65 Plan, the Executive will also be eligible to participate at his sole cost in the TDS Medicare Supplement Plan (the “Post-65 Plan”) on the same terms and conditions as other Post-65 Plan USCC participants.  Any participation of the Executive in the Pre-65 Plan or Post-65 Plan pursuant to this Paragraph 4 shall be governed by the terms and conditions of the applicable plan document, which may be amended from time to time at the Company’s sole discretion.

Stock Options.  Subject to approval by the Stock Option Compensation Committee of the Board of Directors of the Company (the “Committee”) on or before November 17, 2009, (i) the portion of those options granted the Executive under the United States Cellular Corporation 2005 Long-Term Incentive Plan (the “LTIP”) in 2006, 2007, 2008 and 2009 that would otherwise become exercisable in April 2010 if the Executive remained employed by the Company through such time, as more fully described on Exhibit A, will become exercisable immediately prior to the Resignation Date, and (ii) exercisable options held by the Executive as of the Resignation Date may be exercised by the Executive for a period ending on the earlier of (i) 90 days after the date on which the Company’s 2009 Form 10-K is filed with the Securities and Exchange Commission (“SEC”), or (ii) the tenth anniversary of the grant of such option.  Unexercisable options held by the Executive as of the Resignation Date will forfeit on the Resignation Date per the terms of the LTIP and the agreements applicable thereto.  The Executive will not be entitled to receive any additional awards of stock options on or after December 31, 2009.

Restricted Stock.  Subject to approval by the Committee on or before November 17, 2009, the Restricted Stock Units granted under the LTIP to the Executive in 2007 that would otherwise vest in April 2010 if the Executive remained employed by the Company through such time, as more fully described on Exhibit A, will vest immediately prior to the Resignation Date.  Other outstanding Restricted Stock Units held by the Executive as of the Resignation Date will forfeit on the Resignation Date per the terms of the LTIP and the agreements applicable thereto.  The Executive will not be entitled to receive any additional awards of restricted stock on or after December 31, 2009.

Bonus.  After December 31, 2009 and on or before March 15, 2010, the Company will pay the Executive a bonus for 2009 performance under the 2009 Executive Officer Annual Incentive Plan (the “Incentive Plan”).  This bonus will be calculated as if the Executive was employed on the date in 2010 that 2009 bonuses will be paid in the normal course, and shall be consistent with the Incentive Plan, except to the extent adjustments are made by the Chairman of the Company for the benefit of all participants, in which case the same adjustments shall be applicable to the calculation of the Executive’s bonus.  The Executive will not participate in the Incentive Plan for the 2010 performance year or thereafter.

Vacation Days.  Shortly after Executive’s Resignation Date, the Executive will be paid for any unused vacation days he has accrued on or prior to December 31, 2009.  The Executive will not accrue any vacation days after December 31, 2009.

Pension, 401(k), SERP Payments.  Company will pay the Executive his vested balances in the Telephone and Data Systems, Inc. Tax-Deferred Savings Plan (“401(k) Plan”), the Telephone and Data Systems, Inc. Pension Plan (“Pension Plan”) and the Telephone and Data Systems, Inc. Supplemental Executive Retirement Plan (“SERP”) in accordance with the terms of the applicable plans.  The Company will make a Pension Plan contribution and a SERP account crediting on behalf of the Executive for the year 2009 but will not thereafter make any further Pension contributions or SERP account crediting on behalf of the Executive.

Consulting.

            (a)        Services.  From January 1, 2010 until March 31, 2010 (the “Consulting Period”), the Executive shall perform the following specialized services for the Company as a nonemployee, independent contractor:

            (i) he will attend the Company annual talent review meeting currently scheduled for January 24 to 27, 2010;

            (ii) he will complete all performance reviews for direct reports and submit them to the Senior Vice President of Human Resources;

            (iii) he will meet with and/or speak with the Executive Vice President – Operations and provide him with an in-depth understanding of the Company’s business operations;

            (iv) he will meet with and/or speak with the Executive Vice President – Operations and provide him with an in-depth understanding of the Company’s current long-term strategy plan; and

            (v) he will perform such other duties as reasonably may be authorized or directed by the President.

            It is expected and agreed that the services specified in this Paragraph 10 will require the Executive to devote to the Company approximately 25% to 35% of his available work time during the Consulting Period.

            (b)        Payment for Services.  On July 1, 2010, the Executive will be paid $72,700 for the consulting services specified in Paragraph 10(a), plus a one-time payment of $5,000 as the sole reimbursement for any miscellaneous business expenses incurred during the Consulting Period, such as telephone, internet and postage, but excluding any travel expenses which shall be separately reimbursed in accordance with the Company’s expense policies.  The Executive acknowledges and agrees that he is solely responsible for any federal and state income taxes and social security taxes due in connection with such payments for consulting services.

Covenants.

            (a)        General.  The Executive and the Company understand and agree that the purpose of the provisions of this Paragraph 11 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to impair or infringe upon the Executive’s right to work, earn a living, or acquire and possess property from the fruits of his labor.  The Executive hereby acknowledges that the post-employment restrictions set forth in this Paragraph 11 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the resignation of his employment with the Company.  Therefore, subject to the limitations of reasonableness imposed by law upon restrictions set forth herein, the Executive shall be subject to the restrictions set forth in this Paragraph 11.

            (b)        Non-Competition.  The Executive shall not work for any other person or entity during the Consulting Period and, continuing through the period ending January 1, 2012, the Executive shall not work for any entity which is a wireless service carrier that operates in any market within the continental United States in which the Company operates.  For purposes of the foregoing, “wireless carrier” includes any wireless carrier holding a license granted by the Federal Communications Commission, as well as any reseller or MVNO.  “Work for” includes, whether paid or unpaid, as an employee, officer, director, consultant or advisor.

            (c)        Restriction on Disclosure and Use of Confidential Information.  For the period ending three (3) years after the end of the Consulting Period, the Executive shall maintain in strict confidence all aspects of the Company’s business, including, but not limited to, the Company’s plans relating to Human Coverage and the Strategic Operations Program (“Confidential Information”).  Anything herein to the contrary notwithstanding, the Executive shall not be restricted from disclosing or using Confidential Information that:  (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Executive or his agent; (ii) becomes available to the Executive in a manner that is not in contravention of applicable law from a source (other than the Company or one of its or their officers, employees, agents or representatives) that is not known by the Executive to be bound by a confidential relationship with the Company or by a confidentiality or other similar agreement; (iii) was known to the Executive on a non-confidential basis and not in contravention of applicable law or a confidentiality or other similar agreement before its disclosure to the Executive by the Company; or (iv) is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, court order or legal process, the Executive shall provide the Company with prompt notice of such requirement so that the Executive may seek an appropriate protective order prior to any such required disclosure by the Executive.

            (d)        Non-solicitation of Protected Employees.  The Executive agrees that during the Consulting Period, and for a two-year period thereafter, he shall not directly or indirectly on his own behalf, or on behalf of someone else, solicit any Company associate or employee of TDS or a subsidiary thereof, at or above the manager level, to terminate his/her employment with the Company or TDS.  Solicitation of any persons who respond to the placement of general advertisements of employment shall not be deemed a breach of this obligation.

            (e)        Payment for Obligations.  On each of January 3, 2011 and January 2, 2012, the Executive will be paid $125,000 in consideration for the obligations set forth in Paragraph 11 and elsewhere in this Agreement.

            (f)        Breach of Agreement.  Any failure by the Executive to provide the services specified in Paragraph 10(a), any violation by the Executive of the noncompetition, confidentiality or nonsolicitation provisions specified in this Paragraph 11, any failure by Executive to cooperate as required by Paragraph 14, any failure by Executive to comply with the communications requirements of Paragraph 16 or any failure by Executive to comply with the covenants not to sue and other covenants in Paragraph 17 (including a failure to sign on December 31, 2009 the General Release and Covenant Not to Sue attached hereto as Exhibit E, or a subsequent revocation thereof), shall be deemed a breach of the Agreement and the Company shall be entitled to cease providing the Executive with the consulting payments specified in Paragraph 10(b), not pay the Executive the bonus specified in Paragraph 7, seek recovery of some or all of such consulting payments and/or bonus and any payments pursuant to Paragraph 11(e) paid to the Executive prior to such breach and to terminate the Executive’s participation pursuant to Paragraph 4, if any, in the Pre-65 Plan.

            (g)        Acknowledgements and Authorizations.  The Executive acknowledges that the covenants in Paragraph 11 have a unique, very substantial and immeasurable value to the Company.  The Executive recognizes, acknowledges and agrees that the business of the Company is, and is expected to continue to be, conducted throughout the continental United States and that the geographical limitations in the non-competition covenant set forth in Paragraph 11(b) are therefore appropriate.  The Executive further acknowledges and agrees that the covenant not to compete set forth in Paragraph 11(b) and its geographic coverage and duration of time are reasonable in scope.  The Executive hereby authorizes the Company to notify his actual or prospective future employers of the terms of this Paragraph 11 and his responsibilities hereunder.

            (h)        Injunctive Relief.   Without limiting the rights of the Company to pursue and obtain any other legal and/or equitable remedy available to it for any breach by the Executive of the covenants contained in Paragraph 11, the Executive further acknowledges that a breach of those covenants would cause a loss to the Company which could not reasonably or adequately be compensated in damages in an action at law, that remedies other than injunctive relief could not fully compensate the Company for a breach of those covenants and that, accordingly, the Company shall be entitled to injunctive relief to prevent or stop any breach or continuing breaches of the Executive’s covenants set forth in Paragraph 11.  The Executive and the Company intend that if, in any action before any Court empowered to enforce those covenants, the Court finds any term, restriction, covenant or promise to be unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such Court.

Return of Company Property.  The Executive agrees to return on or before December 31, 2009 to the Company all of the Company’s information and property in his possession, provided that any such property necessary to carry out the Executive’s consulting services may be retained until the end of the Consulting Period.  The Executive hereby represents to the Company that he maintains no Company information or property on his home personal computer, personal laptop (if any) or personal email accounts.  This information and property includes, but is not limited to, the Company’s mailing lists, reports, files, memoranda, records, computer hardware, software, credit cards, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which he received or prepared or helped prepare in connection with his employment with the Company.  The Executive further agrees that he will not retain any copies, duplicates, reproductions or excerpts of this property.

Resignation From Offices and Committees.  Effective as of the end of the day on December 31, 2009, the Executive hereby resigns from any and all offices and positions he may hold with the Company and from membership on any committees of the Company.

Cooperation.  The Executive agrees to cooperate with the Company regarding any pending or subsequently filed litigation, proceeding, claim or other disputed item involving the Company that relates to the matters within his knowledge or responsibility during his employment, provided, however, that such cooperation will not be required if a conflict of interest exists between the Company and the Executive, or he is precluded by law or legal order from cooperating with the Company.  Without limiting the foregoing, he agrees (i) to meet with the Company’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this paragraph; (ii) to provide truthful testimony before any court, agency or other legal authority; and (iii) to notify the Company when permitted to do so by law within three (3) business days if he is contacted by any adverse party or legal authority or by any representative of an adverse party or legal authority.  Should it become necessary to meet with the Company’s representatives, its counsel or other designees, the Executive will receive reimbursement for actual lost wages and actual expenses that are reasonable and customary under the Company’s expense policies and its by-laws relating to indemnification.  Such reimbursement shall occur as soon as administratively practicable following the date such expenses or lost wages are incurred (subject to your request for reimbursement in accordance with the Company’s expense policies).  In no event, however, shall such reimbursement occur earlier than July 1, 2010, or later than the last day of the calendar year following the calendar year during which the expenses or lost wages are incurred.  The reimbursement of expenses or lost wages in one calendar year shall not affect the amounts eligible for reimbursement in any other calendar year.

Disclosure.  The Company and the Executive will issue the attached press release (Exhibit B) and communications to employees (Exhibit C) regarding the Executive’s resignation.  The Executive acknowledges and agrees that the Company is required to disclose the Executive’s resignation and the terms of this Agreement, including the filing of a copy of this Agreement, pursuant to requirements of the Securities and Exchange Commission, the New York Stock Exchange and/or other laws, rules or regulations.  Nothing herein shall restrict in any way any disclosure by the Company or the Executive pursuant to any laws, rules or regulations.

Communications.  The Executive agrees that he has not and will not directly or indirectly make any disparaging communication, or release any information or encourage others to make any communication or release any information, that is designed to embarrass or disparage the Company or the Company’s policies or practices to any person, including the Company’s investors, customers, vendors, competitors, associates or employees, former associates or employees, potential associates or employees or the press or other media in any country; provided, that it will not be a violation of this paragraph for him to make truthful statements when required by legal process to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with the jurisdiction to order the Executive or his agents to divulge, disclose or make accessible such information.  Similarly, the Company agrees that it will respond to reference requests about the Executive by providing the reference letter from Jeffrey Childs, attached hereto as Exhibit D.  The Company further agrees to provide a reference in keeping with the tone and information contained in such letter in response to any request for a reference for the Executive.  Any contact by the Executive or the Company with others, including the media, with respect to each other, the Company’s policies or practices or facts and circumstances giving rise to this arrangement will be in keeping with the information contained in the Press Release and communication to employees, Exhibits B and C attached hereto; provided however that so long as the Executive does not disparage the Company, nothing in this Agreement precludes the Executive from discussing his prior experience, his accomplishments and his future plans with any person, including the media.  The Executive and the Company agree that any violation of this paragraph shall constitute a material breach of this Agreement.

General Release and Covenant Not to Sue.

a.         In consideration of the payments and benefits provided and actions taken by the Company as set forth in this Agreement, the Executive knowingly and voluntarily agrees not to sue, waives and releases forever whatever claims he may have against the Company as of the date of this Agreement, including its or their respective officers, directors, partners, shareholders, employees, associates, agents, and representatives (collectively referred to as the “Released Parties”), including but not limited to: claims based upon or relating to his hire by the Company; any aspect of the work he performed; any aspect of his employment relationship with the Company, including his compensation; any oral or written agreements regarding his employment relationship with the Company; or the separation of his employment or the facts relating to or surrounding any aspect of that separation, except for any claims that he may have under the Agreement.  This release and waiver includes, without limitation, any claims he may have, whether known or unknown, in connection with any rights under federal, state or local law, including, but not limited to, claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual preference.  This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, state fair employment, human rights and/or civil rights laws, and all other federal, state and local labor and anti-discrimination laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees.

b.         The Executive’s signature below constitutes his representation and warranty that he has not suffered an on the job or occupational injury or incurred any wage or overtime claims, including without limitation, any claims pursuant to the Fair Labor Standards Act, that could be asserted against any Released Party.  Moreover, the Executive expressly waives his right to recovery of any type, including damages, reinstatement or attorneys’ fees, in any administrative or court action, whether federal, state, local or whether brought by him on his behalf, related to any of the matters actually released herein.  He also waives and releases any right to become, and promises not to consent to become, a member of any class or collective action in a case in which claims are asserted against any Released Party.  If the Executive is made a member of a class or collective action in any proceeding without his prior knowledge or consent, he agrees to opt out of the class or collective action at the first opportunity.

c.         The Executive acknowledges and agrees that the payments and benefits set forth in this Agreement shall be in lieu of any other severance benefits that may be payable to him upon his termination of employment with the Company.  In consideration for such payments and benefits, the Executive hereby waives any severance benefits to which he otherwise might be entitled.

d.         The Executive acknowledges and agrees to sign on December 31, 2009 the General Release and Covenant Not to Sue attached hereto as Exhibit E.

Resolution of All Claims.  The Executive acknowledges and agrees that all disputes between himself and the Released Parties have been fully and finally settled to his complete satisfaction, leaving no disputes, controversies, claims or grievances of any kind between the Executive and the Released Parties.  The Executive therefore covenants and agrees that, except as may be compelled by law, he will not raise or in any way pursue any claims which are being released and discharged in this Agreement in any forum of any kind, including, without limitation, the federal, state or local courts, or federal, state or local agencies or offices of any kind, be they administrative, regulatory, judicial, quasi-judicial, or otherwise.

Acknowledgment of Sufficient Time to Consider this Agreement and to Consult With a Lawyer.  The Executive expressly acknowledges that he has been informed that he may consult with a lawyer of his choice, that he has consulted with his lawyer and that he has had sufficient time to consult with his lawyer prior to executing this Agreement.  The Executive acknowledges that he is not waiving rights or claims that may arise after the date this Agreement is executed.  The Executive further acknowledges that he has been informed that he is entitled to a period of at least twenty-one (21) days within which to consider this Agreement, but that he may execute this Agreement at any time prior to the expiration of the 21-day period.

Revocation Right.  Within seven (7) days following the date of the Executive’s execution of this Agreement, the Executive shall have the right to revoke this Agreement by serving within such 7-day period written notice of his revocation upon Jeffrey Childs, Senior Vice President and Chief Human Resources Officer, United States Cellular Corporation, 8410 West Bryn Mawr Avenue, Chicago, IL  60631.  If the Executive does not revoke this Agreement during this seven (7) day period, this Agreement shall become effective on the eighth day after the date of the Executive’s execution of this Agreement and Executive shall have no further right to revoke this Agreement, provided, however, that if the Committee (i) affirmatively declines, on or before November 17, 2009, to approve the modifications of award under the LTIP contemplated in Sections 5 and 6, or (ii) fails to approve such modifications on or before November 17, 2009, then the Executive shall have a further right to revoke this Agreement upon written notice to Jeffrey Childs within two (2) days following the earlier of (a) the date of the Committee’s refusal to approve the proposed modifications, or (b) November 17, 2009.

Knowing and Voluntary Release.  The Executive acknowledges that in releasing and waiving any claims and rights that he has or may have against the Released Parties, including those under the Age Discrimination in Employment Act, he does so knowingly and voluntarily, after the opportunity to consult with legal counsel, in exchange for consideration in addition to anything of value to which he already is entitled.

Notices.  All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served personally on the party for whom intended or by being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown below for each such party or such other address as that party may designate in writing hereafter

(a)	If to the Company: Jeffrey Childs Senior Vice President and Chief Human Resources Officer United States Cellular Corporation 8410 West Bryn Mawr Avenue Chicago, IL 60631	(b)	If to the Executive: Jay M. Ellison 565 Cherokee Road Highland Park, IL 60035
	with a copy with shall not constitute notice to:		with a copy which shall not constitute notice to:
Stephen P. Fitzell
Sidley Austin LLP
1 South Dearborn Street
Chicago, IL 60603

Non-admission.  Nothing herein shall be deemed to constitute an admission of wrongdoing by the Executive, the Company or any of the other Released Parties.  Neither this Agreement nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

Waiver.  The Company’s future waiver of a breach by the Executive of any provision of this Agreement or failure to enforce any such provision with respect to him shall not operate or be construed as a waiver of any subsequent breach by the Executive of any such provision or of the Company’s right to enforce any such provision with respect to the Executive.  No act or omission of the Company shall constitute a waiver of any of its rights hereunder except for a written waiver signed by the Company’s Chairman.

Entire Agreement/Ratification.  The terms contained in this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations, representations or agreements relating thereto whether written or oral and that, in the event of conflict, this Agreement will govern. Not in limitation of the generality of the foregoing, this Agreement shall supersede any existing oral or written agreements between the Executive and the Company with respect to the subject matter hereof.  The Executive represents that in executing this Agreement, he has not relied upon any representation or statement not set forth herein.  No amendment or modification of this Agreement shall be valid or binding upon the parties unless in writing and signed by both parties.

Governing Law.

            (a)        This Agreement shall be construed in accordance with, and governed by, the internal Laws of the State of Illinois without giving effect to principles of conflicts of law.  Each party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in the United States District Court for the Northern District of Illinois or the courts of the State of Illinois (the “Chosen Courts”) and (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts for purposes of any such action or proceedings, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice, including the original or a copy of such process, is given and receipt thereof evidenced in accordance with Section 22.

            (b)        The parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.

THE EXECUTIVE AND THE COMPANY EXPRESSLY STATE THAT THEY HAVE READ THIS EMPLOYMENT, CONSULTING AND GENERAL RELEASE AGREEMENT, THAT THEY UNDERSTAND EACH OF ITS TERMS, AND THAT THEY HAVE ENTERED INTO IT VOLUNTARILY AND INTEND TO BE BOUND THEREBY.

JAY M. ELLISON	UNITED STATES CELLULAR CORPORATION

By:	By:
Jay M. Ellison	Its:	President and CEO

Date: November 3, 2009	Dated: November 3, 2009

EXHIBIT A

Stock Options

Grant Date	Exercise Price	Shares Exercisable	Future Vesting
4/1/2009	$34.10	0	20,550 on 4/1/2010
4/1/2008	$57.19	20,417	20,416 on 4/1/2010
4/2/2007	$73.84	20,050	10,025 on 4/2/2010
4/3/2006	$59.43	18,638	9,319 on 4/3/2010
3/31/2005	$45.63	8,600
9/1/2000	$75.00	4,613

RSU’s

Grant Date	Shares Granted	Shares Outstanding	Future Vesting
4/2/2007	7,281	7,281	7,281 on 4/2/2010

EXHIBIT B

Contact:  Jane McCahon, Vice President of Corporate Relations

               (312) 592-5379 jane.mccahon@teldta.com

FOR RELEASE:  IMMEDIATE

U.S. CELLULAR TO PROMOTE ALAN D. FERBER TO

EXECUTIVE VICE PRESIDENT OPERATIONS

JAY M. ELLISON TO RETIRE

CHICAGO – [Month Day], 2009 – United States Cellular Corporation [NYSE: USM] today announced that it plans to appoint Alan D. Ferber as executive vice president, operations, effective January 1, 2010. Ferber is currently vice president of sales operations and chief marketing officer for U.S. Cellular®.  Jay M. Ellison, executive vice president and COO, is retiring at year-end.

“Alan Ferber is an integral part of the senior leadership team at U.S. Cellular.” said John E. Rooney, U.S. Cellular president and CEO.  “His oversight of the company’s advertising, merchandising, marketing and branding strategies have helped U.S. Cellular become a leading wireless carrier in customer satisfaction and loyalty.  He brings a valuable, in-depth understanding of the company’s sales and distribution channels to his role as executive vice president of operations.”

”On behalf of all the associates at U.S. Cellular, I want to thank Jay Ellison for his substantial role in helping to build this company,” added Rooney.  “He developed the best operations team I have ever been associated with and ensured that our associates are uniquely focused on the highest level of customer satisfaction and business results.  His relentless demand for excellence has enabled U.S. Cellular to build and retain a highly competitive position in the market place while ensuring that our entire team stayed committed to our strong values- based culture.”

Ferber has been with U.S. Cellular since 2001 and leads the company’s branding, advertising, retail merchandising, product development and sales operations.  In 2008 Ferber helped lead the launch of a new brand image for the company encouraging wireless consumers to Believe in Something Better.SM  Ferber has more than 17 years experience in the wireless industry and prior to joining U.S. Cellular he was a co-founder of Traq-wireless and held leadership positions at Ameritech. He holds a B.A. in economics from the University of Michigan and an M.B.A. in finance and marketing from the Kellogg School of Management at Northwestern University.

About U.S. Cellular

United States Cellular Corporation, the nation’s fifth-largest, full-service wireless carrier, provides a comprehensive range of wireless products and services, excellent customer support, and a high-quality network to approximately 6.1 million customers in 26 states. The Chicago-based company employed approximately 8,700 full-time equivalent associates as of Sept. 30, 2009.

###

EXHIBIT C

To all associates,

It is with mixed emotion that I inform you of Jay Ellison’s decision to retire from U.S. Cellular at the end of the year. And at the same time I have the pleasure to announce that Alan Ferber will become Executive Vice President of Operations when Jay leaves us.

I have worked side by side with Jay Ellison for more than 17 years.  He has been my support and my coach and my devil’s advocate.  Most importantly, he has been one of the finest executives I have ever worked with.   Much of our success as a company has been the result of his wise counsel and unrelenting passion in building our culture and driving our business results.

We will miss Jay. He has made us cry, and he has made us laugh.  But most of all, he made us better.

Let us all wish him all the best as he moves into the next phase of his life.  And let us continue to make him proud by being the best cellular company there is.

As we say goodbye to Jay, let’s also open our arms and hearts to Alan. We are very fortunate to have such a strong successor as Alan; he is one of our most effective, experienced, and knowledgeable team members, and he will move into this role with grace and energy.

Every healthy organization needs transitions like this: that is part of what it means to be dynamic.  A culture as strong as the D.O., with its constant focus on leadership development, always has the next leader ready to pick up the torch and carry it to the next level. I am looking forward to my partnership with Alan as we move into an exciting future.  I ask that you join me in giving him your full support.

--Jack

EXHIBIT D

Re:      Jay Ellison

To Whom it May Concern:

I am honored to author this recommendation for Jay Ellison.

Jay Ellison was employed by U.S. Cellular from September 5, 2000 until his retirement on December 31, 2009.  At the time of his retirement, Jay held the position of Executive Vice President and Chief Operating Officer.

Jack Rooney, U.S. Cellular’s President and CEO, worked with Jay for many years prior to U.S. Cellular. Jay has been one of the finest executives with whom we ever worked.  Much of our success as a company has been the result of his leadership, wise counsel and unrelenting passion in building our culture and driving our business results.

During his tenure at U.S. Cellular, Jay played a substantial role in helping to build the company.  He developed the best operations team we have ever had and ensured that our associates would be uniquely focused on the highest level of customer satisfaction and business results.  His relentless demand for excellence enabled U.S. Cellular to build and retain a highly competitive position in the marketplace while ensuring that our entire team stayed committed to our strong values-based culture.

Should you need any further information, please do not hesitate to give me a call. Jay is a real winner.

Very truly yours,

Jeffrey J. Childs

EXHIBIT E

GENERAL RELEASE AND COVENANT NOT TO SUE

            This General Release and Covenant Not to Sue (the “Release”) confirms the following understanding and agreements between United States Cellular Corporation on behalf of itself and its subsidiaries, partnerships, affiliates, business units and related entities (“the Company”) and Jay M. Ellison (“the Executive”).

General Release and Covenant Not to Sue.

a.         In consideration of the payments and benefits provided and actions taken by the Company as set forth in the Confidential Agreement dated November 3, 2009 (“the Agreement”), the Executive knowingly and voluntarily agrees not to sue, waives and releases forever whatever claims he may have against the Company as of the date of this Agreement, including its or their respective officers, directors, partners, shareholders, employees, associates, agents, and representatives (collectively referred to as the “Released Parties”), including but not limited to: claims based upon or relating to his hire by the Company; any aspect of the work he performed; any aspect of his employment relationship with the Company, including his compensation; any oral or written agreements regarding his employment relationship with the Company; or the separation of his employment or the facts relating to or surrounding any aspect of that separation, except for any claims that he may have under the Agreement.  This release and waiver includes, without limitation, any claims he may have, whether known or unknown, in connection with any rights under federal, state or local law, including, but not limited to, claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual preference.  This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, state fair employment, human rights and/or civil rights laws, and all other federal, state and local labor and anti-discrimination laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees.

b.         The Executive’s signature below constitutes his representation and warranty that he has not suffered an on the job or occupational injury or incurred any wage or overtime claims, including without limitation, any claims pursuant to the Fair Labor Standards Act, that could be asserted against any Released Party.  Moreover, the Executive expressly waives his right to recovery of any type, including damages, reinstatement or attorneys’ fees, in any administrative or court action, whether federal, state, local or whether brought by him on his behalf, related to any of the matters actually released herein.  He also waives and releases any right to become, and promises not to consent to become, a member of any class or collective action in a case in which claims are asserted against any Released Party.  If the Executive is made a member of a class or collective action in any proceeding without his prior knowledge or consent, he agrees to opt out of the class or collective action at the first opportunity.

c.         The Executive acknowledges and agrees that the payments and benefits referred to in this Release shall be in lieu of any other severance benefits that may be payable to him upon his termination of employment with the Company.  In consideration for such payments and benefits, the Executive hereby waives any severance benefits to which he otherwise might be entitled.

Acknowledgment of Sufficient Time to Consider this Agreement and to Consult With a Lawyer.  The Executive expressly acknowledges that he has been informed that he may consult with a lawyer of his choice, that he has consulted with his lawyer and that he has had sufficient time to consult with his lawyer prior to executing this Release.  The Executive acknowledges that he is not waiving rights or claims that may arise after the date this Release is executed.  The Executive further acknowledges that he has been informed that he is entitled to a period of at least twenty-one (21) days within which to consider this Release, but that he may execute this Release at any time prior to the expiration of the 21-day period.

Revocation Right.  Within seven (7) days following the date of the Executive’s execution of this Release, the Executive shall have the right to revoke this Release by serving within such 7-day period written notice of his revocation upon Jeffrey Childs, Senior Vice President and Chief Human Resources Officer, United States Cellular Corporation, 8410 West Bryn Mawr Avenue, Chicago, IL  60631.  If the Executive does not revoke this Release during this seven (7) day period, this Release shall become effective on the eighth day after the date of the Executive’s execution of this Release and Executive shall have no further right to revoke this Release, provided, however that any subsequent revocation of the Agreement in accordance with its terms also shall constitute a revocation of this Release.

Knowing and Voluntary Release.  The Executive acknowledges that in releasing and waiving any claims and rights that he has or may have against the Released Parties, including those under the Age Discrimination in Employment Act, he does so knowingly and voluntarily, after the opportunity to consult with legal counsel, in exchange for consideration in addition to anything of value to which he already is entitled.

Notices.  All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served personally on the party for whom intended or by being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown below for each such party or such other address as that party may designate in writing hereafter

(a)	If to the Company: Jeffrey Childs Senior Vice President and Chief Human Resources Officer United States Cellular Corporation 8410 West Bryn Mawr Avenue Chicago, IL 60631	(b)	If to the Executive: Jay M. Ellison 565 Cherokee Road Highland Park, IL 60035
	with a copy with shall not constitute notice to:		with a copy which shall not constitute notice to:
Stephen P. Fitzell
Sidley Austin LLP
1 South Dearborn Street
Chicago, IL 60603

Non-admission.  Nothing herein shall be deemed to constitute an admission of wrongdoing by the Executive, the Company or any of the other Released Parties.  Neither this Agreement nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

Waiver.  The Company’s future waiver of a breach by the Executive of any provision of this Agreement or failure to enforce any such provision with respect to him shall not operate or be construed as a waiver of any subsequent breach by the Executive of any such provision or of the Company’s right to enforce any such provision with respect to the Executive.  No act or omission of the Company shall constitute a waiver of any of its rights hereunder except for a written waiver signed by the Company’s President and Chief Executive Officer.

Reaffirmation.  The terms contained in this Release supplements the Confidential Agreement, General Release and Covenant Not to Sue dated November 3, 2009.  All terms of that Agreement remain in effect and are hereby reaffirmed.  The Executive represents that in executing this Release, he has not relied upon any representation or statement not set forth herein.  No amendment or modification of this Release shall be valid or binding upon the parties unless in writing and signed by both parties.

Governing Law.

            (a)        This Agreement shall be construed in accordance with, and governed by, the internal Laws of the State of Illinois without giving effect to principles of conflicts of law.  Each party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in the United States District Court for the Northern District of Illinois or the courts of the State of Illinois (the “Chosen Courts”) and (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts for purposes of any such action or proceedings, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice, including the original or a copy of such process, is given and receipt thereof evidenced in accordance with Section 23.

            (b)        The parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.

THE EXECUTIVE AND THE COMPANY EXPRESSLY STATE THAT THEY HAVE READ THIS GENERAL RELEASE AND COVENANT NOT TO SUE, THAT THEY UNDERSTAND EACH OF ITS TERMS, AND THAT THEY HAVE ENTERED INTO IT VOLUNTARILY AND INTEND TO BE BOUND THEREBY.

JAY M. ELLISON	UNITED STATES CELLULAR CORPORATION

By:	By:
Jay M. Ellison	Its:	President and CEO

Date: December 31, 2009	Dated: December 31, 2009